GreenKissNY Inc. DOS

EXHIBIT 6.8

Form of Subscription Agreement

This subscription (this “Subscription”) is dated ________, 201[5][6], by and between the investor identified on the signature page hereto (the “Investor”) and GreenKissNY Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:

1.           Subscription.

Investor agrees to buy and the Company agrees to sell and issue to Investor such number of shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share, as set forth on the signature page hereto for an aggregate purchase price (the “Purchase Price”) equal to the product of (x) the aggregate number of Shares the Investor has agreed to purchase and (y) the purchase price per Share as set forth on the signature page hereto.  The Purchase Price is set forth on the signature page hereto.

The Shares are being offered pursuant to that Offering Statement on Form 1-A, qualified on ________, 201[5][6] (the “Offering Statement”) by the Securities and Exchange Commission (the “Commission”).  A final offering circular will be delivered to the Investor as required by law.

The completion of the purchase and sale of the Shares (the “Closing”) shall take place at a place and time (the “Closing Date”) to be specified by the Company, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended.  Upon satisfaction or waiver of all the conditions to closing set forth in the Agreement, at the Closing, the Investor shall pay the Purchase Price by wire transfer of immediately available funds to the Company’s bank account per wire instructions as provided by the Company. Within 90 days of the final Closing, the Company shall cause the Shares to be delivered to the Investor through the physical delivery of certificates evidencing the Shares to the residential or business address indicated thereon.

2.           Miscellaneous.

This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Execution may be made by delivery by facsimile or via electronic format.

All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:  as set forth on the signature page hereto.

To the Investor:  as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription.

GREENKISSNY INC.

By:
Name:
Title:
Number of Shares:_________________________
Purchase Price per Share: $1.00	Address for Notice:
Aggregate Purchase Price: $_________________
GreenKissNY Inc.
75 South Broadway, Suite 472
White Plains, NY 10601

INVESTOR:

By:
Name:
Title:

Select method of delivery of Shares:

☐   PHYSICAL DELIVERY OF CERTIFICATES

Delivery Instructions:

Name in which Shares should be issued:	Address for delivery:
c/o _______________________________________
Street: _____________________________________
City/State/Zip: _______________________________
Attention: __________________________________
Telephone No.: ______________________________

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